De Castro & Mayer Letterhead




February 3, 2005



Insynq, Inc.
1127 Broadway Plaza, Suite 202
Tacoma, WA 98402

Re: Amendment No. 5 to the Form S-8 Registration Statement Relating to Insynq, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan

Ladies & Gentlemen:

                  We have acted as counsel for Insynq, Inc., a Nevada corporation (the "Company"), in connection with the preparation of Amendment No. 5 to the Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the increase in the number of shares authorized under the plan from 50,000,000 to 80,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which may be issued pursuant to the 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan, as amended (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and
Item 601(b)(3) of Regulation S-K. The additional 30,000,000 shares of Common Stock issuable pursuant to the Plan are referred to herein as the "Shares."

         We have examined and are familiar with the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

         Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and non-assessable.

         We have, with your permission, assumed that the provisions of the Nevada Revised Statutes are substantially the same as the California Corporations Code with respect to the subject matter of this opinion. We are licensed to practice law in the State of California and express no opinion as to any laws other than those of the State of California and the federal laws of the United States of America.

         This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.



                                                      de Castro & Mayer, LLP



                                                           /s/ Audie J de Castro
                                                      By:  Audie J de Castro